As filed with the Securities and Exchange Commission on February 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENFIRE RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1900 – 205 5th Avenue SW
Calgary, Alberta T2P 2V7
(403) 264-9046

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GREENFIRE RESOURCES LTD. AMENDED AND RESTATED PERFORMANCE WARRANT PLAN

GREENFIRE RESOURCES LTD. OMNIBUS SHARE INCENTIVE PLAN

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Guy P. Lander Carter, Ledyard & Milburn LLP 28 Liberty Street New York, NY 10005 (212) 238-8619	Ted Brown Burnet, Duckworth & Palmer LLP 2400, 525 – 8th Avenue SW Calgary, Alberta T2P 1G1 Canada (403) 260-0298

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

On September 20, 2023, Greenfire Resources Ltd., an Alberta corporation (the “Company”), and Greenfire Resources Inc., an Alberta corporation (“Greenfire”), completed a business combination (the “Business Combination”) with M3-Brigade Acquisition III Corp., a publicly listed special purpose acquisition company (“MBSC”), and the other parties to a business combination agreement, dated December 14, 2022, among the Company, Greenfire, MBSC and the other parties thereto (as amended on April 21, 2023, and June 15, 2023 and September 5, 2023, the “Business Combination Agreement”).

Pursuant to the Business Combination, subject to the terms and conditions contained in the Business Combination Agreement and the Canadian law plan of arrangement contemplated thereby (the “Plan of Arrangement”), holders of performance warrants of Greenfire (“Greenfire Performance Warrants”) received as consideration warrants (“Company Performance Warrants”) to purchase common shares of the Company (“Common Shares”), and the Greenfire equity plan governing the Greenfire Performance Warrants was amended and restated by the Amended and Restated Performance Warrant Plan of the Company (the “Company Performance Warrant Plan”). In connection with the Business Combination, the board of the Company (the “Board”) also approved and adopted the Greenfire Resources Ltd. Omnibus Share Incentive Plan, which was amended and restated on February 1, 2024 (the “Company Incentive Plan”).

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Company for the purpose of registering 3,617,016 Common Shares issuable upon exercise of Company Performance Warrants and 3,247,235 Common Shares reserved for issuance under the Company Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plan covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate information herein by reference, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is deemed to be part hereof, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date hereof. We incorporate by reference the documents set forth below that have been previously filed with the SEC; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with the rules of the SEC. These documents contain important information about the Company and the Company’s financial condition.

●	Prospectus filed with the SEC on February 6, 2024, pursuant to Rule 424(b) under the Securities Act, relating to the Company’s Registration Statement on Form F-1 (File No. 333-275129), as initially filed with the SEC on October 23, 2023, as amended, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed and unaudited condensed interim consolidated financial statements of the Company as at and for the three and nine month periods ended September 30, 2023.

●	Our report on Form 6-K filed with the SEC on January 30, 2024.

●	The description of our Common Shares as contained in our Registration Statement on Form 8-A (File No. 001-41810), filed with the SEC under Section 12(b) of the Exchange Act on September 20, 2023, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed to be incorporated by reference unless we expressly indicate in such documents that they or portions thereof shall be incorporated herein by reference.

For purposes hereof, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Copies of any documents that are incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge by written or oral request from the Company’s Company Secretary, Greenfire Resources Ltd. 1900 – 205 5th Avenue SW, Calgary, Alberta T2P 2V7. The Company’s telephone number is (403) 264-9046.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favor, the Company may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of the Company, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of the Company, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions. Under subsection 124(3.1) of the ABCA, the Company may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.

As permitted by the ABCA, the Company’s Bylaws require the Company to indemnify directors or officers of the Company, former directors or officers of the Company or other individuals who, at the Company’s request, act or acted as directors or officers or in a similar capacity of another entity of which the Company is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the Company’s Bylaws require that indemnification be subject to the ABCA, any indemnification that the Company provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

The Company may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office with the Company or a related body corporate.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Exhibit Number	Description of Document
4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form F-4/A, File No. 333-271381, filed with the SEC on August 11, 2023).
4.2	By-laws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Form F-4/A, File No. 333-271381, filed with the SEC on August 11, 2023)
4.3	Greenfire Resources Ltd. Amended and Restated Performance Warrant Plan
4.4	Greenfire Resources Ltd. Amended and Restated Omnibus Share Incentive Plan
5.1	Opinion of Burnet, Duckworth & Palmer LLP regarding legality of securities being registered.
23.1	Consent of Burnet, Duckworth & Palmer LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte LLP
23.3	Consent of BDO USA, P.C.
24.1	Power of Attorney (included in the signature page hereto)
107	Filing Fee Table

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on February 14, 2024.

Greenfire Resources Ltd.

By:	/s/ Robert Logan
Name:	Robert Logan
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Robert Logan his true and lawful attorney-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on February 14, 2024.

Signature	Title

/s/ Robert Logan	Chief Executive Officer
Robert Logan	(Principal Executive Officer), Director

/s/ Tony Kraljic	Chief Financial Officer
Tony Kraljic	(Principal Financial and Accounting Officer)

/s/ Jonathan Klesch	Director
Jonathan Klesch

/s/ Julian McIntyre	Director
Julian McIntyre

/s/ Venkat Siva	Director
Venkat Siva

/s/ Mathew Perkal	Director
Mathew Perkal

/s/ William Derek Aylesworth	Director
William Derek Aylesworth

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement as of February 14, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director